[Letterhead of Metropolitan Life Insurance Company
One Madison Avenue,
New York, NY 10010]



State Street Research Portfolios, Inc.
One Madison Avenue
New York, New York   10010

Re:      Form 24F-2 for
         State Street Research Portfolios, Inc.
         File No. 33-42129
         Registration File No. 811-6375

Gentlemen:

In connection with the filing of Form 24F-2 (the "Form") under Rule 24f-2 of the Investment Company Act of 1940, I am furnishing the opinion set forth below.

For such purpose, I have reviewed the Certificate of Incorporation of State Street Research Portfolios, Inc., a Maryland Corporation ("Portfolios"), the resolutions of the Board of Directors of Portfolios and such other documents and such questions of law as I have deemed necessary or advisable.

On the basis of such review, it is my opinion that when the 1,117,728 shares of State Street Research International Fixed Income Fund common stock and the 4,191,894 shares of State Street Research International Equity Fund common stock, all par value $0.01 per share, referred to in Item 10 of the Form, were sold during the fiscal year of Portfolios ended October 31, 1996, in reliance upon registration pursuant to Rule 24f-2 and in accordance with the currently effective prospectus of Portfolios, such shares were legally issued, fully paid and non-assessable.

Very truly yours,



/s/Patricia S. Worthington
--------------------------
Patricia S. Worthington
Associate Counsel
& Assistant Compliance Director

December 20, 1996



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